Exhibit (10)(b)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our reports dated April 29, 2010 with respect to the financial statements of Modern Woodmen of America Variable Annuity Account and April 23, 2010 with respect to the statutory-basis financial statements and schedules of Modern Woodmen of America, in Post-Effective Amendment No. 10 to the Registration Statement (Form N-4 No. 333-63972) under the Securities Act of 1933 and Amendment No. 11 to the Registration Statement (Form N-4 No. 811-10429) under the Investment Company Act of 1940, and related Prospectus of Modern Woodmen of America Variable Annuity Account (Individual Flexible Premium Deferred Variable Annuity Certificate) dated May 1, 2010.
/s/ Ernst & Young LLP
Des Moines, Iowa
April 29, 2010